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                                                                    EXHIBIT 12.1

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES

RATIO OF EARNINGS TO FIXED CHARGES
(Thousands of Dollars)

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
                                                                                                            Twelve Months
                                                                                                                Ended
                                                             Years Ended December 31,                       September 30,
                                            ------------------------------------------------------------
                                               1995        1996        1997         1998        1999             2000
                                            ----------  ----------   ----------   ---------   ----------  ------------------
Earnings:
     Income from continuing operations         $28,833    $309,382     $318,908   $287,711      $136,760           $ 114,660

     Add income taxes                            7,381     162,315      156,269    129,649        73,581              82,697
                                            ----------  ----------   ----------   --------    ----------  ------------------
                                            ----------  ----------   ----------   --------    ----------  ------------------
        Income from continuing operations
           before income taxes                  36,214     471,697      475,177    417,360       210,341             197,357

     Distributed income from
        unconsolidated investees, less
        equity in earnings thereof               1,501      (1,084)      1,653      (1,880)      (12,376)             (1,267)
                                            ----------  ----------   ---------    --------    ----------  ------------------
                                            ----------  ----------   ---------    --------    ----------  ------------------

           Subtotal                             37,715     470,613     476,830     415,480       197,965             196,090
                                            ----------  ----------   ---------    --------    ----------  ------------------

     Add fixed charges:
        Interest on long-term debt,
           including amortization of
           debt discount and expense
           less premium                         95,823     101,814     104,927     106,307       108,252             123,464

        Other interest expense                  12,653       3,374       5,774      19,659        28,623              40,982

        Portion of rentals deemed to
           be representative of the
           interest factor                       9,255       9,106       9,681      10,634       11,719                9,621

        Fixed charges associated
           with 50% projects with debt           1,388       2,157       2,016         430            -                    -
                                            ----------  ----------   ---------    --------    ---------   ------------------
                                            ----------  ----------   ---------    --------    ---------   ------------------
Total Fixed Charges                            119,119     116,451     122,398     137,030      148,594              174,067
                                            ----------  ----------   ---------    --------    ---------   ------------------
                                            ----------  ----------   ---------    --------    ---------   ------------------
Total Earnings                                $156,834    $587,064    $599,228    $552,510     $346,559             $370,157
                                            ==========  ==========   =========    ========    =========   ==================

Ratio of Earnings to Fixed Charges                1.32        5.04        4.90        4.03         2.33                 2.13
                                            ==========  ==========   =========    ========    =========   ==================
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